EXHIBIT 99

APRIL 2, 2003 PRESS RELEASE OF FIRST RELIANCE BANCSHARES, INC.

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[LOGO OF FIRST RELIANCE BANCSHARES, INC.]

Contact:	Van Rowell
Marketing
First Reliance Bank
2170 W. Palmetto St.
Florence, SC 29501
(843) 269-0264
vrowell@firstreliance.com

FOR IMMEDIATE RELEASE

FIRST RELIANCE BANK ISSUES FIRST QUARTER RESULTS

April 2, 2003 (Florence, SC) – First Reliance Bank announces its first quarter 2003 results.

As of March 31, 2003, First Reliance Bank reported total assets of $120 million, total deposits of $102 million, total loans of $89 million, and year-to-date earnings of $306,130.00.

“We experienced a record setting financial performance in 2002. The momentum of that growth set the pace for an impressive first quarter. We are beginning to see the positive results of some key decisions and improvements made by the bank in 2002,” said Rick Saunders, President & CEO. “We are ahead of our projections and we anticipate this growth curve will continue.”

First quarter 2003 total assets were approximately 25% higher than the $96 million total assets the Bank reported in the first quarter of 2002. Total deposits grew more than 23%, from $83 million on March 31, 2002 to $102 million on March 31, 2003.

Total loans grew more than 29%, from $69 million. Total profits grew 46%, from $209 thousand on March 30, 2002, to $306 thousand on March 31, 2003. Earnings per share for the first quarter 2003 was $.21 compared to $.14 for the first quarter of 2002.

“The bank’s first quarter 2003 results continue to show excellent performance and growth, with profits at 53% above projections.” said Jeff Paolucci, Senior Vice President and Chief Financial Officer for First Reliance Bank.

The Banks new Operations Center is scheduled for completion in April of 2003. Upon completion, all of the Banks back office operations will be handled from that location and no longer outsourced. This will create greater efficiencies in the Banks operation and streamline their planned expansion into other markets.

First Reliance Bank is a locally owned and operated community bank in Florence County. For more information visit: www.firstreliance.com

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